Filed Pursuant to Rule 424(b)(2)
Registration No. 333-289203

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 12, 2026

Pricing Supplement dated    , 2026

(To Equity Index Underlying Supplement dated August 4, 2025, ETF Underlying Supplement dated August 4, 2025, Prospectus Supplement dated August 4, 2025, and Prospectus dated

August 4, 2025)

Marex Group plc

$    Leveraged Barrier Notes Linked to the Nikkei Stock Average, the iShares® MSCI South Korea ETF and the iShares® MSCI Taiwan ETF due February 17, 2028

▶

1.46x upside exposure to any positive Basket Return of the Nikkei Stock Average, the iShares® MSCI South Korea ETF and the iShares® MSCI Taiwan ETF (each, an “Underlying” and together, the “Underlyings”) if the Final Value of the Worst Performing Underlying is above its Barrier Value (80% of its Initial Value) (in that case, a Barrier Event does not occur)

▶	Return of principal if a Barrier Event does not occur and the Basket Return is zero or negative

▶

1-to-1 downside exposure to any decrease in the value of the Worst Performing Underlying if the Final Value of the Worst Performing Underlying is at or below its Barrier Value (in that case, a Barrier Event occurs)

▶	Term: Approximately 2 years

▶	All payments on the Notes are subject to the credit risk of Marex Group plc (“Marex”)

Application has been made for the Leveraged Barrier Notes (the “Notes”) offered hereunder to be admitted to listing and trading on the Vienna Multilateral Trading Facility (“Vienna MTF”) of the Vienna Stock Exchange. The Vienna MTF is not a regulated market as defined by Directive 2014/65/EU (as amended, “MiFID II”). It is, however, a multilateral trading facility (MTF) for purposes of MiFID II.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus, prospectus supplement or underlying supplements. Any representation to the contrary is a criminal offense.

Any offering of the Notes will be made pursuant to Article 1(4) of Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law of the United Kingdom. Accordingly, no prospectus is required to be published in connection with such offering of the Notes in any member state of the European Economic Area (the “EEA”) or the United Kingdom (the “UK”). See page ii of the accompanying prospectus supplement for further restrictions on offers and sales of the Notes in the EEA and the UK.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplements.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $930.00 and $980.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary—Estimated Initial Value” beginning on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount (1)	Proceeds to Issuer

Per Note	$1,000.00

Total

(1)

Marex Capital Markets Inc. (“MCMI”), an affiliate of ours, will act as the agent for the sale of the Notes. MCMI will purchase the Notes from us at an underwriting discount of up to $20.00 per $1,000 Principal Amount for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Marex Capital Markets

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplements, the prospectus supplement and the prospectus. See “General” in this document.

Issuer:	Marex Group plc

Principal Amount:	$1,000 per Note

Reference Asset:

The Nikkei Stock Average (Bloomberg symbol: NKY) (the “NKY” or the “Index”), the iShares® MSCI South Korea ETF (Bloomberg symbol: EWY) (the “EWY”) and the iShares® MSCI Taiwan ETF (Bloomberg symbol: EWT) (the “EWT”) (each of the EWY and the EWT, a “Fund”)

Pricing Dates:	February 12, 2026 for the Index, and February 10, 2026 for a Fund.

Trade Date:	February 12, 2026

Original Issue Date:	February 20, 2026

Final Valuation Date:	February 10, 2028, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying underlying supplements.

Maturity Date:

February 17, 2028, subject to adjustment as described under “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplements.

Payment at Maturity:

For each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

∎ If a Barrier Event does not occur and the Basket Return is greater than zero:

$1,000 + ($1,000 × Basket Return × Upside Participation Rate).

∎ If a Barrier Event does not occur and the Basket Return is equal to or less than zero:

$1,000.

In this case, since a Barrier Event does not occur, meaning that the Underlying Return of each Underlying is above -20.00%, the Basket Return will be equal to or less than 0.00% but greater than -20.00%.

∎ If a Barrier Event occurs:

$1,000 + ($1,000 × Underlying Return of the Worst Performing Underlying).

In this case, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Underlying Return of the Worst Performing Underlying is below zero. For example, if the Underlying Return of the Worst Performing Underlying is -50.00%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of Marex. If a Barrier Event occurs, you will lose at least 20%, and possibly all, of your investment.

Upside Participation Rate	146.00% (1.46x)

Barrier Value:	46,291.79 with respect to the NKY, $99.56 with respect to the EWY and $57.15 with respect to the EWT, each of which is 80% of its Initial Value (rounded to two decimal places).

Barrier Event:	A Barrier Event occurs if the Final Value of the Worst Performing Underlying is equal to or less than its Barrier Value.

Worst Performing Underlying:	The Underlying with the lowest Underlying Return.

Basket Return:	The Basket Return will equal the sum of the products of the Underlying Return for each Underlying multiplied by 1/3.

Underlying Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:

57,864.74 with respect to the NKY, which was its opening level on the relevant Pricing Date; and $124.45 with respect to the EWY and $71.44 with respect to the EWT, each of which was its Closing Price on the relevant Pricing Date. The Initial Value of each Fund is subject to adjustment as described under “Additional Terms of the Notes—Anti-Dilution Adjustments” in the ETF underlying supplement.

Final Value:	With respect to each Underlying, its Closing Value on the Final Valuation Date.

Closing Value	The Closing Level or the Closing Price, as applicable, of an Underlying.

CUSIP/ISIN:	56653LAQ8 / US56653LAQ86

Form of Notes:	Book-Entry

Listing:	Application has been made for the Notes to be admitted to listing and trading on the Vienna MTF, a multilateral trading facility operated by the Vienna Stock Exchange.

Estimated Initial Value:

The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this document relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

Calculation Agent:	Marex Financial, one of our affiliates

The Trade Date, the Pricing Dates and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

GENERAL

This document relates to an offering of Notes linked to the Underlyings. The purchaser of a Note will acquire a senior unsecured debt security of Marex. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Underlyings or any security included in or held by any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated August 4, 2025 (the “prospectus”), the prospectus supplement dated August 4, 2025 (the “prospectus supplement”), the Equity Index Underlying Supplement dated August 4, 2025 (the “index underlying supplement”), and the ETF Underlying Supplement dated August 4, 2025 (the “ETF underlying supplement” and together with the index underlying supplement, the “underlying supplements”). If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or underlying supplements, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this document, page S-1 of the prospectus supplement and page S-1 of the underlying supplements, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “Marex”, “we”, “us” and “our” are to Marex Group plc. References to “Worst Performing Index” or “Worst Performing Fund” in the underlying supplements will be references to “Worst Performing Underlying” in this document. Certain terms used but not defined herein will have the meanings set forth in the underlying supplements, the prospectus supplement or the prospectus.

You may access the underlying supplements, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

▶	The index underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172164/d92960d424b2.htm

▶	The ETF underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172158/d95057d424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172136/d87748d424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172120/d87748d424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying MCMI. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

On the Maturity Date, for each $1,000 Principal Amount of the Notes, we will pay you the Payment at Maturity, which is an amount in cash, calculated as follows:

∎	If a Barrier Event does not occur and the Basket Return is greater than zero:

$1,000 + ($1,000 × Basket Return × Upside Participation Rate).

∎	If a Barrier Event does not occur and the Basket Return is equal to or less than zero:

$1,000 (zero return).

In this case, since a Barrier Event does not occur, meaning that the Underlying Return of each Underlying is above -20.00%, the Basket Return will be equal to or less than 0.00% but greater than -20.00%.

∎	If a Barrier Event occurs:

$1,000 + ($1,000 × Underlying Return of the Worst Performing Underlying).

In this case, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Underlying Return of the Worst Performing Underlying is below zero. For example, if the Underlying Return of the Worst Performing Underlying is -50.00%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of Marex. If a Barrier Event occurs, you will lose at least 20%, and possibly all, of your investment.

Interest

The Notes will not pay interest.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶

You are a retail investor outside the EEA and the UK or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

▶	You are an investor with the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

▶	You have the necessary knowledge and/or experience with structured products and are prepared to accept the corresponding risks.

▶

You seek an investment with an enhanced return linked to the potential positive Basket Return and you believe that a Barrier Event will not occur and the Basket Return will be sufficiently positive to provide you with your desired return.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying on a 1-to-1 basis if a Barrier Event occurs.

▶	You are willing to lose up to 100% of the Principal Amount.

▶

You understand that whether a Barrier Event occurs and, if a Barrier Event occurs, the Payment at Maturity depend solely on the performance of the Worst Performing Underlying and consequently, the Notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.

▶	You are willing to forgo the dividends or other distributions paid on a Fund or the stocks included in or held by an Underlying.

▶	You do not seek current income from your investment.

▶	You are willing to hold the Notes to maturity.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by Marex or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of Marex, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You are a retail investor in the EEA or the UK (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

▶	You are an investor without the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

▶	You do not have the necessary knowledge and/or experience with structured products and are not prepared to accept the corresponding risks.

▶	You believe that a Barrier Event will occur or that the Basket Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying on a 1-to-1 basis if a Barrier Event occurs.

▶	You seek an investment that provides full return of principal.

▶

You seek downside exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.

▶	You prefer to receive the dividends or other distributions paid on a Fund or the stocks included in or held by an Underlying.

▶	You seek current income from your investment.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You seek an investment for which there will be an active secondary market.

▶

You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Marex or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with Marex, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplements. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and underlying supplements.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplements including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Related to Note Issuances” in the prospectus supplement;

▶	“—General risks related to an Index” in the index underlying supplement; and

▶	“—General risks related to a Fund” in the ETF underlying supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

You may lose some or all of the principal at maturity.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if a Barrier Event occurs. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Underlying Return of the Worst Performing Underlying is less than 0.00%. If a Barrier Event occurs, you will lose at least 20%, and possibly all, of your investment.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than on the Final Valuation Date.

The payments on the Notes will be based on the Closing Values of the Underlyings on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying increases during the term of the Notes other than on the Final Valuation Date but decreases on that day to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the payment on the Notes been linked to the values of the Underlyings other than such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than the Closing Values of the Underlyings on the Final Valuation Date, the payment on the Notes will be based solely on the Closing Values of the Underlyings on the Final Valuation Date.

If a Barrier Event occurs, the Notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Underlying performs poorly, even if the other Underlyings perform favorably.

Whether a Barrier Event occurs depends solely on the performance of the Worst Performing Underlying. In addition, if a Barrier Event occurs, you are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlyings perform favorably. If a Barrier Event occurs, the return on the Notes will not depend on a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the others. Instead, you will be subject to the full risks of the Worst Performing Underlying on the Final Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Reference Asset

The Notes are subject to risks associated with non-U.S. companies.

The value of each Underlying depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of an Underlying and, as a result, the value of the Notes.

The Notes are subject to risks associated with emerging markets.

An investment in the Notes will involve risks not generally associated with investments that have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and the unreliability of economic and financial data.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are included in the NKY are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the NKY and therefore your Notes. The amount we pay in respect of your Notes on the Maturity Date, if any, will be determined solely in accordance with the procedures described in this document.

The Notes are subject to currency exchange risk.

The prices of the securities held by a Fund are converted into U.S. dollars for purposes of calculating the NAV of the Fund. As a result, your Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by a Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by a Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Fund will be adversely affected and the return on the Notes may be reduced.

Governmental regulatory actions could result in material changes to the composition of an Underlying and could negatively affect your return on the Notes.

Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of an Underlying, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within such Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of such Underlying and, therefore, your return on the Notes.

A limited number of securities may affect the value of a Fund.

The number of securities held by a Fund is limited. In addition, a few top securities held by a Fund may constitute a substantial portion of its net assets. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the Fund and the return on the Notes.

Changes that affect the Index may affect the value of the Index and the return on the Notes.

The policies of the Reference Sponsor of the Index concerning additions, deletions and substitutions of the stocks included in the Index, and the manner in which the Reference Sponsor takes account of certain changes affecting those stocks, may adversely affect the value of the Index. The policies of the Reference Sponsor with respect to the calculation of the Index could also adversely affect the value of the Index. The Reference Sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could adversely affect the value of the Index and the value of and the return on the Notes.

The performance of a Fund may not correlate with the performance of its underlying assets as well as the net asset value per share of the Fund, especially during periods of market volatility.

The performance of a Fund and that of its underlying assets generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying assets. This could be due to, for example, a Fund holding assets that are not related to the underlying assets, the temporary unavailability of certain assets in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Fund and its underlying assets, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of a Fund may differ from its net asset value (“NAV”) per share; shares of a Fund may trade at, above, or below its NAV per share.

During periods of market volatility, certain assets held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from its NAV per share.

For the foregoing reasons, the performance of a Fund may not match the performance of its underlying assets over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of a Fund, may not be the same as an investment directly in the securities, commodities, or other assets held by the Fund or the same as a debt security with a return linked to the performance of such underlying assets.

General Risk Factors

The Notes are subject to our credit risk.

Marex may partially or wholly fail to meet their obligations under the Notes. Investors should therefore take the creditworthiness of Marex and its subsidiaries into account in their investment decision. Credit risk means the risk of insolvency or illiquidity of an issuer, i.e. a potential, temporary or final inability to fulfil their interest and repayment obligations on time. An increased insolvency risk is typical of issuers that have a low creditworthiness. The payment of any amount due on the Notes is subject to the credit risk of Marex. The Notes are senior unsecured debt obligations of Marex, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to the credit risk of Marex and to changes in the market’s view of its creditworthiness

The Notes are not bank deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation, the UK Financial Services Compensation Scheme or any other government or governmental or private agency or deposit protection scheme in any jurisdiction. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to Marex’s credit risk and to changes in the market’s view of Marex’s creditworthiness. The payment of any amount due on the Notes is not guaranteed by any entity.

The Notes are not insured against loss by any third parties; you can depend only on our earnings and assets for any payment on the Notes.

The Notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which MCMI may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in a Fund or the stocks included in or held by the Underlyings.

As a holder of the Notes, you will not have any ownership interest in a Fund or the stocks included in or held by the Underlyings, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in a Fund or the stocks included in or held by the Underlyings.

The Notes lack liquidity.

The Notes are a new issue of securities for which there is no established market. Although we will apply for the Notes to be listed for trading on the Vienna MTF, we cannot provide you with any assurance regarding whether the Notes will become or remain listed or whether a trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. The listing application will be subject to approval by the Vienna Stock Exchange. There can be no assurance that application for listing and admission to trading will be granted or than an active trading market in the Notes will develop. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. In addition, MCMI is not required to offer to purchase the Notes in the secondary market. Even if a secondary market were to develop, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MCMI is willing to buy the Notes.

Potential conflicts of interest may exist.

Marex and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. Following the occurrence of certain events – relating to the Issuer, the Issuer’s hedging arrangements, the Underlying(s), taxation, the relevant currency or other matters – outside of the Issuer’s control, the calculation agent may determine in its discretion to take one of the actions available to it in order to deal with the impact of such event on the Notes or the Issuer or both. These actions may include (i) adjustment to the terms and conditions of the Notes, (ii) substitution of the Underlying(s) and/or (iii) early redemption or exercise of the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. Any such discretionary determination by the Issuer or the calculation agent could have a negative impact on the value of the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might adversely affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

ILLUSTRATIVE EXAMPLES

The following tables and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Value of any Underlying relative to its Initial Value. We cannot predict the Closing Value of any Underlying at any time during the term of the notes, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any Underlying or return on the Notes. The numbers appearing in the tables below and following examples have been rounded for ease of analysis.

The tables and examples below illustrate the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Basket Return and Underlying Returns of the Worst Performing Underlying. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described below assume that the Notes are held to maturity. The following tables and examples assume the following:

Principal Amount:	$1,000

Upside Participation Rate:	146.00%

Hypothetical Initial Value of the Worst Performing Underlying:	1,000.00

Hypothetical Barrier Value of the Worst Performing Underlying:	800.00 (80.00% of its Initial Value)

Scenario 1: Assuming a Barrier Event Does Not Occur:

Hypothetical Basket Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
100.00%	$2,460.00	146.00%
75.00%	$2,095.00	109.50%
50.00%	$1,730.00	73.00%
25.00%	$1,365.00	36.50%
10.00%	$1,146.00	14.60%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-19.99%*	$1,000.00	0.00%

*	In this scenario, since a Barrier Event does not occur, meaning that the Underlying Return of each Underlying is above -20.00%, the Basket Return will be greater than -20.00%.

Scenario 2: Assuming a Barrier Event Occurs:

Hypothetical Final Value of the Worst Performing Underlying	Hypothetical Underlying Return of the Worst Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
800.00(2)	-20.00%	$800.00	-20.00%
790.00	-21.00%	$790.00	-21.00%
700.00	-30.00%	$700.00	-30.00%
600.00	-40.00%	$600.00	-40.00%
400.00	-60.00%	$400.00	-60.00%
200.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

(1)	This is the hypothetical Barrier Value of the Worst Performing Underlying.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes assuming that the Notes are held to maturity.

Example 1: A Barrier Event Does Not Occur and the Basket Return Is 10.00%.

Because a Barrier Event does not occur and the Basket Return is positive, the Payment at Maturity would be $1,146.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% × 146.00%)

= $1,460.00

Example 1 shows that the Notes provide a leveraged return if a Barrier Event does not occur and the Basket Return is positive.

Example 2: A Barrier Event Does Not Occur and the Basket Return Is -10.00%.

Because a Barrier Event does not occur and the Basket Return is less than or equal to zero, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount.

Example 2 shows that the Payment at Maturity will equal the Principal Amount if a Barrier Event does not occur, although the Basket Return is at or below zero.

Example 3: A Barrier Event Occurs and the Underlying Return of the Worst Performing Underlying Is -75.00%.

Because a Barrier Event occurs, the Payment at Maturity would be $250.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Underlying Return of the Worst Performing Underlying)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the value of the Worst Performing Underlying from its Initial Value if a Barrier Event occurs. You may lose up to 100% of your Principal Amount at maturity.

DESCRIPTION OF THE REFERENCE ASSET

Description of the NKY

The Nikkei Stock Average is calculated, maintained and published by Nikkei Inc. The NKY is a price-weighted equity index, which consists of 225 stocks in the Prime Market of the Tokyo Stock Exchange.

For more information about the NKY, see “Index Descriptions—The Nikkei Stock Average” beginning on page S-28 of the accompanying index underlying supplement.

Historical Performance of the NKY

The following graph sets forth the historical performance of the NKY based on the daily historical closing values from February 10, 2021 through February 10, 2026. We obtained the closing values below from Bloomberg L.P. (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the NKY should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the NKY on the Final Valuation Date.

Description of the EWY

The EWY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Korea 25/50 Index, which is designed to measure the performance of the large- and mid-cap segments of the Korean market. Shares of the EWY are listed and trade on the NYSE Arca under the symbol “EWY”.

For more information about Funds maintained and managed by iShares, including the EWY, see “Reference Sponsors and Funds—The iShares® MSCI Brazil ETF” beginning on page S-48 of the accompanying ETF underlying supplement.

Historical Performance of the EWY

The following graph sets forth the historical performance of the EWY based on the daily historical closing values from February 10, 2021 through February 10, 2026. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the EWY should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the EWY on the Final Valuation Date.

Description of the EWT

The EWT seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Taiwan 25/50 Index, which is designed to measure the performance of the large- and mid-cap segments of the Taiwanese market. Shares of the EWT are listed and trade on the NYSE Arca under the symbol “EWT”.

For more information about Funds maintained and managed by iShares, including the EWT, see “Reference Sponsors and Funds—The iShares® MSCI Brazil ETF” beginning on page S-48 of the accompanying ETF underlying supplement.

Historical Performance of the EWT

The following graph sets forth the historical performance of the EWT based on the daily historical closing values from February 10, 2021 through February 10, 2026. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the EWT should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the EWT on the Final Valuation Date.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed MCMI, an affiliate of Marex, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, MCMI will purchase the Notes from Marex at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI proposes to offer the Notes at the price to public set forth on the cover page of this document. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers.

An affiliate of Marex has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the Notes to you.

In addition, MCMI or another of our affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of each holder’s investment in the Notes are uncertain. There are no Treasury Regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. By purchasing the Notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each Note as a pre-paid executory contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as pre-paid executory contracts in respect of the Underlyings for U.S. federal income tax purposes.

In addition, subject to the discussion in the accompanying prospectus supplement regarding section 1260 of the Code, a U.S. Holder should generally recognize capital gain or loss upon redemption, sale or maturity or other taxable disposition of such holder’s Notes in an amount equal to the difference between the amount realized at such time and such holder’s tax basis in such Notes. In general, a U.S. Holder’s tax basis in the Notes will equal the holder’s cost for the Notes. Such gain or loss should generally be long-term capital gain or loss if a U.S. Holder has held the Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding this risk.

The U.S. federal income tax consequences of a U.S. Holder’s investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described above. Please see the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations” and in particular the discussion under “U.S. Federal Income Tax Considerations —U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” and the discussion in the accompanying prospectus under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”.

Non-U.S. Holders should review the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — Non-U.S. Holders” for a discussion of the U.S. federal income tax consequences applicable to Non-U.S. Holders.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury Regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or an applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ABOVE DESCRIBED CHARACTERIZATION OF THE NOTES AND ANY POSSIBLE ALTERNATIVE CHARACTERIZATIONS OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.